Exhibit T3A.4

Amended and Restated

Limited Liability Company Agreement

CEDC Finance Corporation, LLC

This Amended and Restated Limited Liability Company Agreement (this “Agreement”) of CEDC Finance Corporation, LLC, a Delaware limited liability company (the “Company”), dated as of November 20,2009, is entered into by Central European Distribution Corporation, a Delaware corporation, as sole member (the “Member).

The Member desires to form a limited liability company pursuant to the terms and provisions of this Agreement and in accordance with the Delaware Limited Liability Company Act, 6 Del. C, § 18-101, et seq., as amended from time to time (the “Act”), and hereby agrees as follows:

ARTICLE 1. Formation and Name. The Company was formed upon the execution and filing with the Secretary of State of the State of Delaware, on August 28, 2009 (the “Formation Date”), of a Certificate of Formation. The name of the Company is “CEDC Finance Corporation, LLC” or such other name as the Member may from time to time hereafter designate in accordance herewith.

ARTICLE 2. Purpose. The propose of the Company, and the nature of the business to be conducted and promoted by the Company, is engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary, advisable or incidental to the foregoing.

ARTICLE 3. Powers of the Company. Subject to any limitations set forth in this Agreement, the Company shaft have the power and authority to take any and all actions necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purposes set forth in Article 2 hereof, including without limitation the power to borrow money and issue evidences of indebtedness in furtherance of the purposes of the Company.

ARTICLE 4. Registered Office. The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The Company may also have offices at such other places within or without the State of Delaware as the Member may from time to time designate or the business of the Company may require.

ARTICLE 5. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company to the State of Delaware are The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

ARTICLE 6. Term. The term of the Company shall continue until terminated as provided in Article 13 hereof.

ARTICLE 7. Fiscal Year. The fiscal year of the Company (the “Fiscal Year”) shall end on December 31.

ARTICLE 8. Status of Company for Tax Purposes. The Company shall not, and the Member shall not permit the Company to, elect to be treated as an association taxable as a corporation for U.S. federal, state or local income tax purposes, including without limitation by electing to treat the Company as an association taxable as a corporation under Treasury Regulations Section 301.7701-3(a) or any corresponding provision of state or local law.

ARTICLE 9. Member. The Member of the Company shall be Central European Distribution Corporation, a Delaware corporation. Its address is Two Bala Plaza, Suite 300, Bala Cynwyd, Pennsylvania, 19004.

ARTICLE 10. Management. Subject to the taw and conditions of this Agreement, the business and affairs of the Company shall be managed by and at the direction of the Member. The Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by “managers” as defined in the Act.

ARTICLE 11. Maintenance of Books and Records. During the Term and for a period of at least four years thereafter, the Member shall keep or cause to be kept at such address as the Member shall determine full and accurate accounts of the transactions of the Company. Such books and records shall be maintained in accordance with U.S. generally accepted accounting principles, which shall be the basis for the preparation of financial reports. Such books and records shall be available, upon five business days’ notice, to the Member, for inspection and copying at reasonable times during business hours by a Member or its duly authorized agents or representatives fin any purpose reasonably related to such Member’s interest in the Company.

ARTICLE 12. Officers. The day to day functions of the Company may be performed by a person or persons appointed as an officer of the Company (an “Officer”). Each person named in this Section 12 shall be an Officer, each to hold the office listed opposite his or her name and perform the duties associated with such office until a successor shall have been named by the Member, or until his or her death, resignation or removal.

Name	Title

William Carey	President

Christopher Biedermann	Vice President

Przemyslaw Witas	Secretary

The Member, with or without cause, at any time and from time to time and for any reason, may remove any Officer and designate any other person as an Officer, to hold such office or offices as may be set forth in such designation. Any Officer may, without penalty, resign his or her position as an Officer by giving notice to the Company.

ARTICLE 13. Dissolution. The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following: (a) the written consent of the Member, (b) the retirement, resignation, expulsion, bankruptcy or death of the Member or the occurrence of any other event that terminates the continued membership of the Member in the Company or (c) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

ARTICLE 14. Capital Contribution and Ownership. The Member shall contribute $100.00 to the capital of the Company in exchange for a 100 percent ownership interest in the Company. No loan made to the Company by the Member shall constitute a capital contribution to the Company for any purpose.

ARTICLE 15. Additional Contributions. The Member is not required to make any additional capital contribution to the Company. The Member may make additional capital contributions to the Company in the form of cash, property, services or otherwise.

ARTICLE 16. Allocation of Profits and Losses. The Company’s profits and losses shall be allocated 100 percent to the Member.

ARTICLE 17. Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member. Notwithstanding any provision in this Agreement to the contrary, neither the Company nor the Member on behalf of the Company may make a distribution to the Member on account of such Member’s interest in the Company if such distribution would violate the Act.

ARTICLE 18. Certificate. The Member’s interest may be evidenced by a certificate of the interest issued by the Company, substantially in the form attached hereto as Exhibit A.

ARTICLE 19. UCC Article 8 Election. The Member’s interest shall be security within the meaning of, and governed by, (i) Article 8 of the Delaware Uniform Commercial Code and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction. The certificate evidencing the Member’s interest shall bear a legend substantially as follows: “This certificate evidences an interest in CEDC Finance Corporation, LLC and shall be a security for purposes of Article 8 of the Uniform Commercial Code.” No change to this provision shall be effective until all outstanding certificates have been surrendered for cancellation end any new certificates thereafter issued shall not bear the foregoing legend.

ARTICLE 20. Assignment and Transfer. The Member may assign or transfer in whole but not to part the Member’s interest to a single acquiror.

ARTICLE 21. Admission of Substitute Member. A person who acquires the Member’s entire interest in the Company by transfer or assignment shall be admitted to the Company as a member upon the execution of this Agreement or a counterpart of this Agreement and thereupon shall become the “Member” for purposes of this Agreement.

ARTICLE 22. Resignation. The Member shall not resign from the Company (other than pursuant to a transfer of the Member’s entire interest in the Company to a single substitute member, including pursuant to a merger agreement that provides for a substitute member pursuant to the terms of this Agreement) prior to the dissolution and winding up of the Company.

ARTICLE 23. Exculpation and Indemnification.

(a)	To the fullest extent permitted by the Act and, to the extent required by the Act, the Company shall indemnify and hold harmless any person who was or is a member, officer or manager of the Company from and against any and all liability, loss suffered and expenses (including counsel fees and disbursements), judgments, fines (including excise taxes assessed on a person with respect to an employee benefit plan), and amounts paid in settlement that may be imposed upon or incurred by him in connection with, or as a result of, any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not by or in the right of the Company), in which he is or may become involved, as a party, witness or otherwise, by reason of the fact that he is or was a member, officer or manager of the Company or, while a member, officer or manager of the Company, is or was serving at the request of the Company as an officer, director, incorporator, employee, partner, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise (including an employee benefit plan), whether or not he continues to be such at the time such expenses and judgments, fines and amounts paid in settlement shall have been imposed or incurred. Notwithstanding the preceding sentence, however, the Company shall not be required to indemnify such a person who is or was a member, officer or manager in connection with an action, suit or proceeding (or part thereof initiated by such person unless the initiation of such action, suit or proceeding (or part thereof) by such person was specifically authorized by the Member. The right of indemnification provided under this paragraph shall inure whether or not such expenses and judgments, fines and amounts paid in settlement are imposed or incurred based on matters which antedate the adoption of this Article 21. Such right of indemnification shall continue as to a person who has ceased to be a member, officer or manager of the Company, and shall inure to the benefit of the heirs and legal representatives of such a person.

(b)	Expenses (including caused fees) incurred by a person who is or was a member, officer or manager of the Company in defending or investigating a threatened or pending action, suit or proceeding in which such person is or may become involved, as a party, witness or otherwise, by reason of the fact that he is or was a member, officer or manager of the Company or, while a member, officer or manager of the Company, is or was serving at the request of the Company as director, officer, incorporator, employee, partner, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise (including an employee benefit plan), shall, to the fullest extent not prohibited by law, be paid by the Company in advance of final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company under this Article 21 or otherwise.

(c)	The rights to indemnification and advancement of expenses provided by this Article 21 stall not be deemed exclusive of any other rights which are or may be provided now or in the future under any provision currently in effect or hereafter adopted of this Agreement, by any agreement, provision of the Certificate of Formation, by vote or resolution of members, by resolution of managers, by provision of law or otherwise.

ARTICLE 24. Amendment. Any amendment to this Agreement shell require the consent of the Member.

ARTICLE 25. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

ARTICLE 26. Governing Law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS RULES THEREOF.

[SIGNATURE PAGE FOLLOWS]

Exhibit A

CEDC Finance Corporation, LLC

Form of Certificate of Interest

Form of Certificate of Interest

THE INTERESTS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR ANY STATE SECURITIES LAWS. ACCORDINGLY, SUCH INTERESTS MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF WITHOUT COMPLIANCE WITH SUCH ACT AND SUCH STATE SECURITIES LAWS, AND THE COMPANY MAY REQUIRE AN OPINION OF COUNSEL SATISFACTORY TO IT THAT NO VIOLATION OF SUCH ACT AND SUCH STATE SECURITIES LAWS WILL RESULT FROM ANY PROPOSED SALE, TRANSFER, OR OTHER DISPOSITION OF SUCH INTERESTS.

THIS CERTIFICATE EVIDENCES AN INTEREST IN CEDC FINANCE CORPORATION, LLC AND SHALL BE A SECURITY FOR THE PURPOSES OP ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE.

No. 1	100% Interest

CEDC Finance Corporation, LLC

a Limited Liability Company

under the laws of the State of Delaware

Certificate of Interest

This certifies that Central European Distribution Corporation is the sole owner of a one hundred percent (100%) membership interest in CEDC Finance Corporation, LLC (the “Company”), which membership interest is subject to the terms of the Amended and Restated Limited Liability Company Agreement of CEDC Finance Corporation, LLC, dated as of November, 20, 2009, as the same may be further amended from time to time in accordance with the terms thereof (the “Limited Liability Company Agreement”).

The Certificate of Interest may be transferred by the lawful holders hereof only in accordance with the provisions of the Limited Liability Company Agreement.

IN WITNESS WHEREOF, the said Company has caused this Certificate of Interest to be signed by its duly authorized officer this 20th day of November, 2009.

CEDC Finance Corporation, LLC
By:	Central European Distribution Corporation As Sole Member

By:

Name:	William V. Carey
Title:	President and Chief Executive Officer